May 2, 2011

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:	Atlas 2011 Flexible Stock Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Atlas Capital Holdings, Inc., a Nevada Corporation, (the “Corporation”), I am General Counsel and Corporate Secretary of the Corporation and have reviewed the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, relating to the registration of fifty million (50,000,000) shares of common stock (the “Shares”) of the Corporation to be offered under the Atlas 2011 Flexible Stock Plan (the “Plan”)

As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plan. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such public officials and of representatives of the Corporation, and have made such investigations of law, and have discussed with representatives of the Corporation and such other persons such questions of fact, as I have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued by the Corporation pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

I express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the General Corporation Law of Nevada.

I consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Duncan Farmer, Esq.